IRREVOCABLE PROXY TO VOTE
SHARES IN
DGSE COMPANIES, INC.

May 18, 2010

This Irrevocable Proxy to Vote Shares (this “Proxy”) is made and entered into effective as of the 18th day of May, 2010 (the “Effective Date”), by and between and DR. L.S. SMITH, a resident of the State of Texas (“Dr. Smith”), and MR. CRAIG ALAN LEE, a resident of the State of California (“Mr. Lee”).

WHEREAS, Mr. Lee has acquired an additional 10,000 shares (the “SIBL Shares”) of the common stock of DGSE Companies, Inc., a Nevada Corporation (“DGSE”), par value $0.01 per share (the “Common Stock”), from Stanford International Bank, LTD, an entity organized under the laws of Antigua (“SIBL”), pursuant to that certain Purchase and Sale Agreement (including any and all amendments thereto) dated January 27, 2010, by and among DGSE and the court-appointed receiver for SIBL; and

WHEREAS, Mr. Lee beneficially owns an aggregate of 310,000 shares of Common Stock (the “Shares”), which includes the SIBL Shares.

NOW, THEREFORE, in consideration of the mutual covenants and consideration as described in this Proxy, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

(1)           Mr. Lee hereby nominates and appoints Dr. Smith as the attorney or proxy to represent Mr. Lee and vote the percentage interest in DGSE represented by the Shares and any other votes or voting rights to which Mr. Lee may be entitled by virtue of Mr. Lee’s ownership of the Shares.

(2)           This proxy is given voluntarily and without any solicitations by any agent of DGSE.  This proxy is irrevocable and coupled with an interest, and will remain in effect as to the Shares for so long as Mr. Lee owns the Shares, up to a maximum period of four (4) years from the Effective Date; provided, however that this proxy will terminate upon the exercise by NTR Metals, LLC, a Texas limited liability company (“NTR”), of the Option to purchase the Stock Option Shares (as those terms are defined in that certain Option Contract, dated May 25, 2010, by and among Dr. Smith and NTR).

IN WITNESS WHEREOF, the undersigned has signed this proxy on the date above first written.

MR. CRAIG ALAN LEE

DR. L.S. SMITH